Exhibit 2

JOINT FILING AGREEMENT

     This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any further amendments to the Schedule 13G with respect to beneficial ownership by the undersigned of shares of the Common Stock, par value $0.00004 per share, of CancerVax Corporation are being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Dated: November 14, 2003

ASTRAZENECA PLC

By:	/s/ Jonathan Richard Symonds Name: Jonathan Richard Symonds Title: Director

ASTRAZENECA HOLDING AB

By:	/s/ Jonathan Richard Symonds Name: Jonathan Richard Symonds Title: Director

ASTRAZENECA UK LIMITED

By:	/s/ Jonathan Richard Symonds Name: Jonathan Richard Symonds Title: Director

ASTRAZENECA TREASURY LIMITED

By:	/s/ Jonathan Richard Symonds Name: Jonathan Richard Symonds Title: Director

ASTRAZENECA AB

By:	/s/ Jonathan Richard Symonds Name: Jonathan Richard Symonds Title: Director